Exhibit 5.01

May 25, 2004

Portola Packaging, Inc.
898A Faulstich Court
San Jose, California 95112

Ladies and Gentlemen:

     We have acted as counsel for Portola Packaging, Inc., a Delaware corporation (the “Company”), with respect to the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company, on or about May 25, 2004, with the Securities and Exchange Commission (the “Commission”) in connection with the Company’s offer to exchange (the “Exchange Offer”) $180,000,000 aggregate principal amount of its 81/4% Senior Notes due 2012 (the “New Notes”) for $180,000,000 aggregate principal amount of its outstanding 81/4% Senior Notes due 2012 (the “Old Notes”). The Old Notes have been, and the New Notes will be, issued pursuant to an indenture dated as of January 23, 2004 (the “Indenture”) among the Company, Portola Allied Tool, Inc., a subsidiary of the Company (the “Delaware Guarantor”), certain other subsidiaries of the Company (the “Non-Delaware Guarantors” and, together with the Delaware Guarantor, the “Guarantors”), and U.S. Bank National Association (the “Trustee”) in the form filed as an exhibit to the Registration Statement. Pursuant to the Indenture, the Old Notes are, and the New Notes will be, guaranteed by the Guarantors on the terms and subject to the conditions set forth in the Indenture (the “Guarantees”).

     In rendering this opinion, we have examined the Registration Statement, the Indenture, the form of the New Notes contained in the Indenture, and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any documents reviewed by us, and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the Indenture has been duly authorized by all necessary corporate action, and has been duly executed and delivered, by the Trustee and the non-Delaware Guarantors, and that the New Notes will have been properly executed by authorized officers of the Company and the Guarantors, respectively, or by their respective agents. We have further assumed that (1) the Non-Delaware Guarantors have duly authorized and delivered the Guarantees, (2) the execution, delivery and performance by the Non-Delaware Guarantors of the Indenture and the Guarantees do not and will not violate the articles of incorporation, certificate of incorporation or other charter documents of the Non-Delaware Guarantors, and (3) each of the Non-Delaware Guarantors is duly incorporated and validly existing under the laws of its respective jurisdiction of organization.

     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information included in the documents referred to above and the representations and warranties made by representatives of the Company and the Delaware Guarantor to us. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinions expressed herein are not accurate.

     We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, (i) the existing laws of the United States of America, (ii) the existing laws of the State of California, (iii) the existing laws of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto, and (iv) solely with respect to whether or not the New Notes and the Guarantees are the valid and binding obligations of the Company and the Guarantors, respectively, the existing laws of the state of New York. To the extent that the laws of any other jurisdiction are relevant to the matters set forth in this opinion, we have assumed that such laws are identical to the internal laws of the State of California.

     In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of the New Notes, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, and that the registration will not have been modified or rescinded nor shall any stop order be in effect with respect thereto, and that there will not have occurred any change in law affecting the validity or enforceability of the New Notes or the Guarantees.

     This opinion is qualified by, and is subject to, and we render no opinion with respect to, the following limitations and exceptions to the enforceability of the New Notes and the Guarantees:

(a)	the effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors;

(b)	the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law;

(c)	the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and

(d)	the effect of California, New York, and federal laws relating to usury or permissible rates of interest for loans, forbearances or the use of money.

     In addition to the foregoing, we express no opinion with respect to whether acceleration of New Notes may affect the collectibility of any portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon.

     Furthermore, the enforceability of the Guarantees against the Guarantors may be subject to statutory provisions and case law to the effect that, in certain circumstances, a guarantor may be exonerated if the beneficiary of the guarantee alters the original obligation of the principal without the consent of the guarantor, fails to inform the guarantor of material information pertinent to the principal, elects remedies that may impair the subrogation rights of the guarantor against the principal or otherwise takes any action that materially prejudices the guarantor. While we believe that express and specific waivers of a guarantor’s right to be exonerated, such as those contained in each Guarantee, should be generally enforceable under New York law, we express no opinion as to whether the Guarantees contain an express and specific waiver of each exoneration a guarantor might assert in defense of a claim under a guarantee, or as to whether each of the waivers contained in the Guarantees is fully enforceable. In addition, we express no opinion with respect to the effect of (i) any modification to or amendment of the obligations of the Company that materially increases such obligations; (ii) any election of remedies by the Trustee or any holder of the New Notes following the occurrence of an event of default under the Indenture; or (iii) any other action by the Trustee or holder of the New Notes that materially prejudices any such Guarantor, if, in any such instance, such modification, election, or action occurs without notice to such Guarantor and without granting such Guarantor an opportunity to cure any default by the Company.

     We have also assumed that consideration that is fair and sufficient to support the Guarantees under the Indenture has been, and would be deemed by a court of competent jurisdiction to have been, duly received by the Guarantors.

     Our opinion that the New Notes constitute valid and binding obligations of the Company, and that the Guarantees constitute valid and binding obligations of the Guarantors, means that (a) the Company and the Guarantors have the legal capacity to enter into the contract, (b) the contract has been duly authorized, executed and delivered by the Company, (c) an effective contract has been formed under the law of the State of New York, (d) the entire contract is not invalid by reason of a specific statutory prohibition or the public policy of the State of New York, and (e) contractual defenses to the entire contract, such as the statute of frauds, are not available. As to remedies available to you, such opinion indicates that some remedy is available to you if the Company or a Guarantor, as the case may be, does not materially comply with the terms of the New Notes or the Guarantee, as the case may be. This does not imply that any particular type of remedy is available, or that every provision in the contract, such as the right to accelerate indebtedness in the event of a default, will be upheld or enforced by a court under all circumstances.

     Subject to the foregoing and the other qualifications set forth herein, it is our opinion that, as of the date hereof, when the New Notes are duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes in accordance with the Exchange Offer as described in the Registration Statement, the New Notes will be validly issued and will constitute valid and binding obligations of the Company, and the Guarantees will be validly issued and will constitute valid and binding obligations of the Guarantors.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus contained therein, and, provided that the conditions set forth in this letter are satisfied, any amendments or supplements thereto. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

     This opinion is intended solely for the benefit of the Company, and solely for use in connection with the Exchange Offer pursuant to the Registration Statement and is not to be used or relied upon for any other purpose or by any other person, firm or entity. This opinion speaks as of the date first above written, and we assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ David K. Michaels

David K. Michaels, a Partner